Exhibit 99.1

FOR IMMEDIATE RELEASE

April 21, 2015

CenterState Banks, Inc. Announces

First Quarter 2015 Operating Results

DAVENPORT, FL. – April 21, 2015 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.20 ($0.20 per share net operating income, a non-gaap measurement described below) on net income of $9,148 for the first quarter of 2015, compared to $0.16 per share ($0.17 per share net operating income) on net income of $7,281 reported during the prior quarter.  All amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

A comparison of current quarter earnings and prior quarter is presented in the table below:

	1Q15	4Q14
Earnings per share (GAAP)	$0.20	$0.16
Net operating income per share (Non-GAAP)	$0.20	$0.17

Net operating income is a non-gaap financial measurement used by management to evaluate and monitor financial results of operations excluding certain items.  Net operating income for the first quarter of 2015 and the fourth quarter of 2014 excluded certain items net of tax of $28 and $270, respectively.  See the reconciliation table and description of items on page 18, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Current quarter highlights

•	Net operating ROA 0.97%, compared to 0.81% for the previous quarter.

•	Efficiency ratio 65.5%, reflecting the realization of the cost saves resulting from the First Southern Bank (“FSB”) integration.

•

Loans increased by an annualized rate of 9% during the current quarter (excluding PCI loans), reflecting the continuing improving Florida economy and real estate market and a record quarterly production of $192 million.

•	Core deposits increased by an annualized rate of 13% during the current quarter (i.e. total deposits excluding time deposits) primarily due to commercial checking account growth.

•	Net interest margin (“NIM”) increased 4bps to 4.53%

•

On April 8, 2015, the Company closed on a $25 million Holding Company revolving line of credit which is another available resource for management as various capital management strategies are considered.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.  See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Interest income	$ 39,485	$ 38,019	$ 37,347	$ 33,079	$ 29,782
Interest expense	1,865	1,848	2,097	1,822	1,589
Net interest income	37,620	36,171	35,250	31,257	28,193
Provision (recovery) for loan losses	1,941	210	1,108	117	(464)
Provision (recovery) for loan losses- PCI loans	(299)	(192)	(153)	(223)	423
Net interest income after loan loss provision	35,978	36,153	34,295	31,363	28,234

Correspondent banking and capital markets division- income	6,800	5,795	5,142	5,285	3,931
Gain on sale of securities available for sale	---	---	---	46	---
FDIC- IA amortization (negative accretion) (1)	(4,350)	(5,599)	(4,953)	(5,006)	(5,185)
FDIC- revenue (2)	667	1,080	213	421	1,268
All other non-interest income	5,964	6,259	6,157	5,626	5,746
Total non interest income	9,081	7,535	6,559	6,372	5,760

Credit related expenses	50	299	624	1,239	523
FDIC credit related expenses	(567)	369	(209)	1,136	1,301
Correspondent banking and capital markets division-expense	5,595	4,993	5,036	5,063	4,378
Merger and acquisition related expenses	---	848	3,450	4,897	2,347
Branch closure and efficiency initiatives	---	(417)	(6)	29	3,158
All other non-interest expense	25,525	25,999	26,639	23,789	20,696
Total non interest expense	30,603	32,091	35,534	36,153	32,403

Income before income tax	14,456	11,597	5,320	1,582	1,591
Income tax provision	5,308	4,316	1,727	545	538
NET INCOME	$ 9,148	$ 7,281	$ 3,593	$ 1,037	$ 1,053

Earnings per share (basic) (GAAP)	$ 0.20	$ 0.16	$ 0.08	$ 0.03	$ 0.03
Earnings per share (diluted) (GAAP)	$ 0.20	$ 0.16	$ 0.08	$ 0.03	$ 0.03
Net operating income per share (Non-GAAP) (3)	$ 0.20	$ 0.17	$ 0.13	$ 0.11	$ 0.13

Average common shares outstanding (basic)	45,128	45,264	45,061	38,665	34,465
Average common shares outstanding (diluted)	45,658	45,698	45,413	39,051	34,863
Common shares outstanding at period end	45,409	45,324	45,209	45,023	35,536

note 1:

On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool.  The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.”  The Company updates its estimate of future losses and the timing of the losses each quarter.  To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans.  Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced.  Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.

note 2:

Two FDIC related revenue items are included in this line item.  The first item is FDIC reimbursement income from the sale of OREO.  When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 10, Selected Credit Quality Ratios.  Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.

note 3:

This non-gaap metric represents gaap net income excluding certain income and expense items net of the effective tax rate for the period presented.  Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding.  A reconciliation table is presented on page 18, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and capital markets division (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Net interest income	$1,602	$991	$801	$740	$707
Provision for loan losses	(131)	---	---	---	---
Total non-interest income (note 1)	6,800	5,795	5,142	5,285	3,931
Total non-interest expense (note 2)	(5,595)	(4,993)	(5,036)	(5,063)	(4,378)
Income tax provision	(1,032)	(692)	(350)	(371)	(100)
Net income	$ 1,644	$ 1,101	$ 557	$ 591	$ 160
Contribution to diluted earnings per share	$ 0.04	$ 0.02	$ 0.01	$ 0.02	$ ----

Allocation of indirect expense net of
inter-company earnings credit, net of
income tax benefit (note 3)	$(276)	$(163)	$(284)	$(120)	$(150)
Contribution to diluted earnings per share after
deduction of allocated indirect expenses	$ 0.03	$ 0.02	$ 0.01	$ 0.01	$ ----

note 1:

The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $5,694, $4,876, $4,184, $4,192 and $3,148 for 1Q15, 4Q14, 3Q14, 2Q14 and 1Q14 respectively.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.  The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

note 2:

A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above.  The variable expenses related to these fees identified in note 1 above were $2,938, $2,149, $2,336, $2,308 and $1,713 for 1Q15, 4Q14, 3Q14, 2Q14 and 1Q14 respectively.   Expenses in this line item do not include any indirect support allocation costs.

note 3:

A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates.  In addition, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Loan production

Loans (excluding purchased credit impaired (“PCI”) loans) increased $48,636 during the current quarter, an annualized growth rate of approximately 9%.  Total new loans originated during the quarter approximated $191.7 million, of which $144.2 million were funded.  The weighted average interest rate on funded loans was approximately 4%.  About 54% of funded loan origination was commercial real estate (“CRE”), 15% commercial and industrial (“C&I”), 20% single family residential, 6% land, development & construction and 5% were all other.

The mix of floating, adjustable and fixed rate funded loan production during the current quarter is expected to result in an estimated duration of approximately 2.7 years.  The loan origination pipeline is approximately $308 million at March 31, 2015 compared to $285 million at December 31, 2014.  The graph below summarizes total loan production and funded loan production over the past twelve quarters.

Loan portfolio mix, PCI loans, FDIC covered loans and the related Indemnification Asset (“IA”)

Total PCI loans at March 31, 2015 is equal to $263,268 of which $223,551(85%) are covered by FDIC loss sharing agreements.  The Company acquired both covered and non-covered PCI loans in its acquisition of FSB.  It also acquired FDIC covered loans that are not included in the PCI loan portfolio.  In addition, the Company also acquired non-covered PCI loans from the GSB acquisition.  The table below compares the Company’s total FDIC covered loans and its PCI loan portfolio at March 31, 2015.

	PCI loans	Non-PCI	Total loans
FDIC covered	$ 223,551	$ 38,463	$ 262,014
not covered	39,717	2,162,932	2,202,649
Total	$ 263,268	$ 2,201,395	$ 2,464,663

The Company has fourteen loss share agreements with the FDIC.  Seven have ten year terms and generally include single family residential loans and the other seven have five year terms and generally include non-single family residential loans.  The table below summarizes the covered loans by acquired bank and by term of the related loss share period at March 31, 2015.

						est rem	percentage
	Loss	Unpaid				life of	of losses	end of
	Share	Principal	Carrying	Difference(2)		loans in	reimbursable	loss share
	Term	Balance	Balance	$	%	years(1)	from FDIC	period	IA
Olde Cypress	5 yrs	$9,043	$7,415	($1,628)	18%	4.9	80%	Jul-15	$358
Comm Bank Bartow	5 yrs	3,384	2,674	(710)	21%	2.8	80%	Aug-15	172
Independent Nat'l Bank	5 yrs	16,272	13,945	(2,327)	14%	1.9	80%	Aug-15	412
Haven Trust Bank	5 yrs	23,365	19,900	(3,465)	15%	3.6	70%/0%/70%	Sep-15	---
First Commercial Bank	5 yrs	83,804	70,327	(13,477)	16%	2.0	70%/30%/75%	Jan-16	1,510
First Guaranty Bank	5 yrs	58,577	38,715	(19,862)	34%	2.3	80%	Jan-17	12,516
Central FL State Bank	5 yrs	11,567	8,302	(3,265)	28%	1.6	80%	Jan-17	2,222
Subtotal		206,012	161,278	(44,734)	22%	2.4			17,190

Olde Cypress	10 yrs	33,351	25,354	(7,997)	24%	5.6	80%	Jul-20	8,126
Comm Bank Bartow	10 yrs	14,957	10,988	(3,969)	27%	8.1	80%	Aug-20	2,949
Independent Nat'l Bank	10 yrs	18,843	14,539	(4,304)	23%	6.2	80%	Aug-20	3,346
Haven Trust Bank	10 yrs	4,447	3,536	(911)	20%	6.3	70%/0%/70%	Sep-20	563
First Commercial Bank	10 yrs	9,694	8,671	(1,023)	11%	3.7	70%/30%/75%	Jan-21	1,050
First Guaranty Bank	10 yrs	42,414	33,157	(9,257)	22%	7.0	80%	Jan-22	7,469
Central FL State Bank	10 yrs	5,781	4,491	(1,290)	22%	5.1	80%	Jan-22	901
Subtotal		129,487	100,736	(28,751)	22%	6.2			24,404

Total		$335,499	$262,014	($73,485)	22%	3.9			$41,594

(1)	This represents an estimate of the weighted average remaining life or timing of the estimated future cash flows as of March 31, 2015.
(2)	Represents the dollar amount difference between the carrying value, or book value, of the loans and the unpaid principal balance (“UPB”), and the dollar amount difference as a percentage of the UPB.

As shown in the table above, the Company’s total IA at March 31, 2015 was $41,594 of which $14,904 represents a receivable from the FDIC for estimated future loss reimbursements, and $26,690 represents previously estimated loss reimbursements that are no longer expected.  This amount is now expected to be paid (and/or has been paid) by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At March 31, 2015, the $26,690 previously estimated reimbursements from the FDIC is expected to be written off as amortization expense (negative accretion) in the Company’s non-interest income as summarized below.

Period		Year
2Q15	$ 3,943	2017	$ 2,998
3Q15	3,223	2018	2,217
4Q15	2,595	2019	1,869
Year 2016	8,017	2020 thru 2022	1,828
		Total	$ 26,690

The table above is based on the Company’s most recent quarterly updated projections of estimated future losses, cash flows and timing of cash flows.  The above amounts are subject to change, and have changed in past quarters, primarily due to the FDIC covered loan pools performing better than previously estimated. A summary of the activity in the Company’s IA account during the three month period ending March 31, 2015 is presented in the table below.

Balance at 12/31/14	$49,054
Amortization, net (excludes clawback)	(4,316)
Indemnification revenue	906
Indemnification of foreclosure expenses	(157)
Proceeds received from FDIC	(3,654)
Net recovery of loan pool(s) impairments	(239)
Balance 3/31/15	$41,594

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Loans
Real estate loans
Residential	$604,811	$589,068	$572,244	$563,293	$495,450
Commercial	1,154,682	1,132,933	1,136,595	1,091,660	736,406
Land, development and construction loans	85,186	79,002	78,514	78,444	60,726
Total real estate loans	1,844,679	1,801,003	1,787,353	1,733,397	1,292,582
Commercial loans	297,442	294,493	282,753	251,741	217,482
Consumer and other loans	58,484	56,334	55,527	56,191	54,205
Total loans before unearned fees and costs	2,200,605	2,151,830	2,125,633	2,041,329	1,564,269
Unearned fees and costs	790	929	856	820	565
Total Non-PCI loans (note 1)	2,201,395	2,152,759	2,126,489	2,042,149	1,564,834
PCI loans
Real estate loans
Residential	101,365	102,009	106,335	119,005	117,879
Commercial	131,270	140,977	165,006	195,157	112,558
Land, development and construction loans	24,294	24,032	26,250	27,885	11,144
Total real estate loans	256,929	267,018	297,591	342,047	241,581
Commercial loans	5,615	8,953	11,226	10,759	8,118
Consumer and other loans	724	795	821	1,064	1,101
Total PCI loans (note 2)	263,268	276,766	309,638	353,870	250,800

Total Loans	$2,464,663	$2,429,525	$2,436,127	$2,396,019	$1,815,634

note 1:	Included in the $2,201,395 Non-PCI loans at March 31, 2015 are $38,463 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.

note 2:	Included in the $263,268 PCI loans at March 31, 2015 are $223,551 of loans that are covered by FDIC loss sharing agreements and $39,717 are not covered.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $1,941 and charge-offs net of recoveries of $483, resulting in an increase in the allowance for loan losses (excluding PCI loans) of $1,458 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $299 and a charge-off of $77, resulting in a decrease in the allowance for loan losses on PCI loans of $376.  See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL") was $20,980 at March 31, 2015 compared to $19,898 at December 31, 2014, an increase of $1,082.  This increase is the result of the aggregate effect of a $1,472 increase in general loan loss allowance, a $14 decrease in the specific loan loss allowance related to impaired loans and a $376 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between March 31, 2015 and December 31, 2014 are summarized in the table below.

	Mar 31, 2015			Dec 31, 2014			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$1,488,536	$ 16,745	1.12%	$1,407,781	$ 16,587	1.18%	$ 80,755	$ 158	-6 bps
Gulfstream loans (note 1)	269,918	1,944	0.72%	280,331	1,682	0.60%	(10,413)	262	12 bps
First Southern loans (note 2)	420,759	1,052	0.25%	439,397	---	---%	(18,638)	1,052	25 bps
Impaired loans	22,182	1,101	4.96%	25,250	1,115	4.42%	(3,068)	(14)	54 bps
Non-PCI loans	2,201,395	20,842	0.95%	2,152,759	19,384	0.90%	48,636	1,458	5 bps
PCI loans (note 3)	263,268	138		276,766	514		(13,498)	(376)
Total loans	$2,464,663	$20,980	0.85%	$2,429,525	$19,898	0.82%	$ 35,138	$1,082	3 bps

note 1:

Loans acquired in the Company’s January 17, 2014 acquisition of Gulfstream Business Bank (“GSB”) that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $7,680, or approximately 2.3% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  During the current quarter, management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at March 31, 2015 as listed in the table above.

note 2:

Loans acquired in the Company’s June 1, 2014 acquisition of FSB that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $10,081, or approximately 2% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  During the current quarter, management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at March 31, 2015 as listed in the table above.

note 3:	Included in the $263,268 PCI loans at March 31, 2015 are $223,551 of loans that are covered by FDIC loss sharing agreements.

The general loan loss allowance (non-impaired loans, which includes GSB and FSB acquired loans) increased by a net amount of $1,472.  Excluding GSB and FSB loans, the general loan loss allowance increased by $158 resulting primarily from an increase in loans outstanding less a decrease in the loss factors due to the continued improvement in the local economy and real estate market, and the continued decline in the Company’s two year charge-off history.

As of the end of the current quarter, the Company has a 14 month history with the performing loans acquired from GSB as discussed in note 1 above.  Management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at March 31, 2015 as listed in the table above.  Management considered the levels of and trends in non-performing loans, past-due loans, adverse loan grade classification changes, net charge-offs and impaired loans in arriving at its estimate.

As of the end of the current quarter, the Company has a 10 month history with the performing loans acquired from FSB as discussed in note 2 above.  The Company estimated the probable incurred losses in this group of loans and this estimate exceeded the fair value discount at March 31, 2015.  As a result, an initial general loan loss allowance of $1,052 was recorded at March 31, 2015.  Management considered the levels of and trends in non-performing loans, past-due loans, adverse loan grade classification changes, net charge-offs, impaired loans, and those loans that were covered by FDIC loss share agreements and those loans guaranteed by the California State University System in arriving at its estimate.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans.   The Company’s impaired loans have been written down by $1,417 to $22,182 ($21,081 when the $1,101 specific allowance is considered) from their legal unpaid principal balance outstanding of $23,599.  In the aggregate, total impaired loans have been written down to approximately 89% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 81% of their legal unpaid principal balance.  The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $26,857 at March 31, 2015) have been written down to approximately 86% of their legal unpaid principal balance, when the related specific allowance is also considered.

Approximately $13,638 of the Company’s impaired loans (61%) are accruing performing loans.  This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30.  PCI loan pools are evaluated for impairment each quarter.  If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at March 31, 2015.  However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.  The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Loans, excluding PCI loans
Allowance at beginning of period	$ 19,384	$ 19,035	$ 18,240	$ 18,913	$ 19,694
Charge-offs	(949)	(506)	(869)	(902)	(1,160)
Recoveries	466	645	556	112	843
Net (charge-offs) recoveries	(483)	139	(313)	(790)	(317)
Provision (recovery) for loan losses	1,941	210	1,108	117	(464)
Allowance at end of period for loans
other than PCI loans	$ 20,842	$ 19,384	$ 19,035	$ 18,240	$ 18,913

PCI loans
Allowance at beginning of period	$ 514	$ 807	$ 960	$ 1,183	$ 760
Charge-offs	(77)	(101)	---	---	---
Recoveries	---	---	---	---	---
Net charge-offs	(77)	(101)	---	---	---
(Recovery) provision for loan losses	(299)	(192)	(153)	(223)	423
Allowance at end of period for
PCI loans	$ 138	$ 514	$ 807	$ 960	$ 1,183
Total allowance at end of period	$ 20,980	$ 19,898	$ 19,842	$ 19,200	$ 20,096

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Troubled debt restructure (“TDRs”) (note 1)	$ 14,666	$ 15,066	$ 15,006	$ 14,940	$ 14,986
Impaired loans that were not TDRs	7,516	10,184	11,689	12,323	11,569
Total impaired loans	22,182	25,250	26,695	27,263	26,555
Acquired GSB loans	269,918	280,331	291,140	299,823	319,665
Acquired FSB loans	420,759	439,397	458,958	474,979	---
All other non-impaired loans	1,488,536	1,407,781	1,349,696	1,240,084	1,218,614
Total Non-PCI loans	2,201,395	2,152,759	2,126,489	2,042,149	1,564,834
Total PCI loans	263,268	276,766	309,638	353,870	250,800
Total loans	$2,464,663	$2,429,525	$2,436,127	$2,396,019	$1,815,634
ALLL for Non-PCI loans
Specific loan loss allowance- impaired loans	$ 1,101	$ 1,115	$ 1,977	$ 1,857	$ 1,919
General loan loss allowance- GSB loans	1,944	1,682	---	---	---
General loan loss allowance- FSB loans	1,052	---	---	---	n/a
General loan loss allowance- non impaired	16,745	16,587	17,058	16,383	16,994
Total allowance for loan losses (note 2)	$ 20,842	$ 19,384	$ 19,035	$ 18,240	$ 18,913
ALLL as a percentage of period end loans:
Impaired loans	4.96%	4.42%	7.41%	6.81%	7.23%
Acquired GSB loans	0.72%	0.60%	---%	---%	---%
Acquired FSB loans	0.25%	---%	---%	---%	n/a
All other non impaired loans	1.12%	1.18%	1.26%	1.32%	1.39%
Total loans (note 2)	0.95%	0.90%	0.90%	0.89%	1.21%

note 1:

The Company has approximately $14,666 of TDRs.  Of this amount $10,617 are performing pursuant to their modified terms, and $4,049 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”).  Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing.  Only non performing TDRs are included in NPLs.

note 2:	Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest.  NPLs do not include PCI loans.  PCI loans are accounted for pursuant to ASC Topic 310-30.  NPLs as a percentage of total Non-PCI loans were 1.22% at March 31, 2015 compared to 1.19% at December 31, 2014.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $34,582 at March 31, 2015, compared to $34,578 at December 31, 2014.  NPAs as a percentage of total assets was 0.89% at March 31, 2015 compared to 0.92% at December 31, 2014.  NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 1.57% at March 31, 2015 compared to 1.60% at December 31, 2014.

The table below summarizes selected credit quality data for the periods indicated.  The quarter ended March 31, 2014 and subsequent quarters were impacted by the GSB acquisition.  The quarter ended June 30, 2014 and subsequent quarters were impacted by the GSB acquisition and the FSB acquisition.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Non-accrual loans (note 1)	$26,857	$25,595	$31,067	$29,667	$30,689
Past due loans 90 days or more
and still accruing interest (note 1)	---	---	---	---	---
Total non-performing loans (“NPLs”) (note 1)	26,857	25,595	31,067	29,667	30,689
Other real estate owned (“OREO”) (note 2)	7,586	8,896	10,899	12,123	9,895
Repossessed assets other than real estate (note 1)	139	87	150	133	135
Total non-performing assets (“NPAs”) (note 2)	$34,582	$34,578	$42,116	$41,923	$40,719
OREO covered by FDIC loss share agreements:
80% covered	4,716	7,264	9,732	10,423	13,892
75% covered	---	606	606	1,052	---
70% covered	249	1,755	---	---	---
30% covered	8,563	9,779	12,580	16,349	---
0% covered	---	---	2,534	2,874	---
Total non-performing assets including
FDIC covered OREO	$48,110	$53,982	$67,568	$72,621	$54,611
Non-performing loans as percentage of total
loans excluding PCI loans	1.22%	1.19%	1.46%	1.45%	1.96%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	0.89%	0.92%	1.16%	1.07%	1.35%
Including FDIC covered OREO	1.24%	1.43%	1.86%	1.86%	1.82%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	1.57%	1.60%	1.97%	2.04%	2.59%
Including FDIC covered OREO	2.16%	2.47%	3.12%	3.48%	3.44%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans (note 1)	0.61%	0.61%	0.55%	0.64%	0.77%
Net charge-offs (recovery) (note 1)	$483	$(139)	$313	$790	$317
Net charge-offs (recovery) as a percentage
of average loans for the period (note 1)	0.02%	(0.01%)	0.01%	0.05%	0.02%
Net charge-offs (recovery) as a percentage of average
loans for the period on an annualized basis (note 1)	0.09%	(0.03%)	0.06%	0.18%	0.08%
Allowance for loan losses as percentage of NPLs (note 1)	78%	76%	61%	61%	62%

note 1:	Excludes PCI loans.

note 2:	Excludes OREO covered by FDIC loss share agreements.

Net Interest Margin (“NIM”)

The Company’s NIM increased from 4.49% in 4Q14 to 4.53% in 1Q15.  The primary reason for this increase results from the favorable yields of the PCI loans, which increased from 11.70% in 4Q14 to 14.85% in 1Q15.

The PCI loans historically have performed better than previously expected.  Initial loss expectations have been adjusted downward during subsequent quarterly estimates of future cash flows.  The results have been higher yields over the remaining life of the related loan pools.  If the PCI loans were producing a yield similar to the Company’s non-PCI loans, the NIM during the current quarter would have been approximately 3.71% (compared to 3.85% during the previous quarter) resulting in net interest income (TEY basis) of $31,169 versus actual net interest income (TEY basis) of $38,044 for the current quarter.  A difference of $6,875.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

		1Q15			4Q14			1Q14
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)*	$ 2,172,621	$24,482	4.57%	$ 2,139,263	$25,055	4.65%	$ 1,513,060	$17,727	4.75%
PCI loans	271,135	9,930	14.85%	291,862	8,607	11.70%	251,587	8,231	13.27%
Taxable securities	688,027	4,282	2.52%	569,045	3,623	2.53%	492,766	3,478	2.86%
Tax -exempt securities (TEY)	63,792	819	5.21%	54,636	656	4.76%	39,280	511	5.28%
Fed funds sold and other	211,247	396	0.76%	177,391	459	1.03%	197,915	239	0.49%
Tot. interest earning assets(TEY)	$3,406,822	$39,909	4.75%	$3,232,197	$38,400	4.71%	$2,494,608	$30,186	4.91%

Interest bearing deposits	$2,034,864	$1,447	0.29%	$2,033,431	$1,523	0.30%	$1,653,806	$1,337	0.33%
Fed funds purchased	176,109	132	0.30%	71,545	34	0.19%	41,999	6	0.06%
Other borrowings	30,744	49	0.65%	27,849	50	0.71%	29,768	23	0.31%
Corporate debentures	23,939	237	4.02%	23,891	241	4.00%	22,573	223	4.01%
Total interest bearing liabilities	$2,265,656	$1,865	0.33%	$2,156,716	$1,848	0.34%	$1,748,146	$1,589	0.38%

Net Interest Spread (TEY)			4.42%			4.37%			4.54%
Net Interest Margin (TEY)			4.53%			4.49%			4.65%

*TEY = tax equivalent yield

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Yield on loans (TEY)*	4.57%	4.65%	4.67%	4.77%	4.75%
Yield on PCI loans	14.85%	11.70%	10.89%	11.57%	13.27%
Yield on securities (TEY)	2.75%	2.72%	2.62%	2.84%	3.04%
Yield on fed funds sold and other	0.76%	1.03%	0.45%	0.60%	0.49%
Yield on total interest earning assets	4.70%	4.67%	4.44%	4.57%	4.84%
Yield on total interest earning assets (TEY)	4.75%	4.71%	4.48%	4.62%	4.91%
Cost of interest bearing deposits	0.29%	0.30%	0.33%	0.32%	0.33%
Cost of fed funds purchased	0.30%	0.19%	0.06%	0.04%	0.06%
Cost of other borrowings	0.65%	0.71%	0.66%	0.69%	0.31%
Cost of corporate debentures	4.02%	4.00%	3.99%	4.00%	4.01%
Cost of interest bearing liabilities	0.33%	0.34%	0.36%	0.37%	0.37%
Net interest margin (TEY)	4.53%	4.49%	4.23%	4.37%	4.65%
Cost of total deposits	0.19%	0.19%	0.22%	0.22%	0.22%

*TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Return on average assets (annualized)	0.96%	0.78%	0.37%	0.13%	0.15%
Return on average equity (annualized)	8.10%	6.46%	3.24%	1.18%	1.32%
Net operating income return on
average assets (annualized)	0.97%	0.81%	0.62%	0.52%	0.66%
Loan / deposit ratio	78.3%	78.6%	79.5%	72.4%	71.0%
Stockholders’ equity (to total assets)	11.9%	12.0%	12.2%	11.3%	11.1%
Common tangible equity (to total tangible assets)	9.8%	9.8%	9.8%	9.1%	8.5%
Tier 1 capital (to average assets)	10.0%	10.1%	9.4%	10.8%	10.0%
Efficiency ratio, including correspondent banking (note 1)	65.5%	70.5%	73.8%	75.3%	74.6%
Efficiency ratio, excluding correspondent banking (note 2)	64.0%	69.4%	70.7%	73.1%	70.6%
Common equity per common share	$10.20	$9.98	$9.78	$9.76	$9.38
Common tangible equity per common share	$8.18	$7.95	$7.73	$7.68	$6.95

note 1:

Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.

note 2:

Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Deposit activity

During the quarter, the Company’s total deposits increased by $57,332.  Time deposits decreased by $28,777 and non-time deposits increased by $86,109.  Most of the increase in non-time deposits were in non-interest bearing checking account, primarily commercial checking.  The cost of interest bearing deposits in the current quarter decreased by 1bp to 29bps compared to the prior quarter.  The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) was 0.19% for the current quarter which was the same as the prior quarter.  The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Checking accounts
Non-interest bearing	$1,112,282	$1,048,874	$1,043,083	$1,023,285	$838,764
Interest bearing	623,370	607,359	575,020	589,573	558,845
Savings deposits	242,782	231,039	232,255	234,492	234,908
Money market accounts	711,903	716,956	727,798	747,680	482,133
Time deposits	459,035	487,812	488,074	526,313	444,054
Total deposits excluding held for sale	3,149,372	3,092,040	3,066,230	3,121,343	2,558,704
Deposits held for sale	---	---	---	185,646	---
Total deposits	$3,149,372	$3,092,040	$3,066,230	$3,306,989	$2,558,704

Non time deposits as percentage of total deposits	85%	84%	84%	83%	83%
Time deposits as percentage of total deposits	15%	16%	16%	17%	17%
Total deposits excluding held for sale	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Cash and due from banks	$ 59,295	$ 52,067	$ 48,528	$ 25,043	$ 29,862
Fed funds sold and Fed Res Bank deposits	197,046	106,346	162,038	490,966	190,399
Trading securities	1,017	3,420	656	89	---
Investment securities, available for sale	520,247	517,457	535,767	542,149	617,143
Investment securities, held to maturity	228,870	237,362	5,372	---	---
Loans held for sale	522	1,251	522	1,596	1,017
PCI loans	263,268	276,766	309,638	353,870	250,800
Loans	2,201,395	2,152,759	2,126,489	2,042,149	1,564,834
Allowance for loan losses	(20,980)	(19,898)	(19,842)	(19,200)	(20,096)
FDIC indemnification assets	41,594	49,054	54,032	61,311	65,183
Premises and equipment, net	100,526	98,848	98,972	98,623	95,103
Goodwill	76,739	76,739	76,981	76,981	76,440
Core deposit intangible	13,789	14,417	15,068	15,724	8,800
Bank owned life insurance	84,137	83,544	82,936	57,485	54,574
OREO covered by FDIC loss share agreements	13,528	19,404	25,452	30,698	13,892
OREO not covered by FDIC loss share agreements	7,586	8,896	10,899	12,123	9,895
Deferred income tax asset, net	48,502	49,587	56,640	53,175	7,910
Other assets	51,491	48,850	48,995	58,800	40,405
TOTAL ASSETS	$ 3,888,572	$ 3,776,869	$ 3,639,143	$ 3,901,582	$ 3,006,161

Deposits	$ 3,149,372	$ 3,092,040	$ 3,066,230	$ 3,306,989	$ 2,558,704
Federal funds purchased	187,443	151,992	42,070	43,080	45,183
Other borrowings	55,032	50,939	54,329	57,448	49,901
Other liabilities	33,660	29,421	34,152	54,607	19,209
Common stockholders’ equity	463,065	452,477	442,362	439,458	333,164
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,888,572	$ 3,776,869	$ 3,639,143	$ 3,901,582	$ 3,006,161

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Federal funds sold and other	$ 211,247	$ 177,391	$ 371,026	$ 284,895	$ 197,915
Security investments	751,819	623,681	543,235	610,925	532,046
PCI loans	271,135	291,862	331,567	285,270	251,587
Loans	2,172,621	2,139,263	2,094,522	1,723,242	1,513,060
Allowance for loan losses	(20,980)	(20,406)	(21,329)	(20,052)	(20,970)
All other assets	468,645	501,143	492,214	386,383	396,123
TOTAL ASSETS	$ 3,854,487	$ 3,712,934	$ 3,811,235	$ 3,270,663	$ 2,869,761

Deposits- interest bearing	$ 2,034,864	$ 2,033,431	$ 2,192,653	$ 1,882,384	$ 1,653,806
Deposits- non interest bearing	1,098,236	1,074,288	1,043,279	906,746	767,926
Federal funds purchased	176,109	71,545	39,419	46,426	41,999
Other borrowings	54,683	51,740	55,117	56,245	52,341
Other liabilities	32,373	35,024	40,395	25,040	30,389
Stockholders’ equity	458,222	446,906	440,372	353,822	323,300
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,854,487	$ 3,712,934	$ 3,811,235	$ 3,270,663	$ 2,869,761

Condensed Consolidated Earnings Statement (unaudited)
For quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14

Interest income:
Loans	$34,268	$33,505	$33,519	$28,509	$25,729
Investments	4,821	4,055	3,411	4,146	3,814
Federal funds sold and other	396	459	417	424	239
Total interest income	39,485	38,019	37,347	33,079	29,782

Interest expense:
Deposits	1,447	1,523	1,799	1,523	1,337
Securities sold under agreement to repurchase	49	50	52	56	23
Federal funds purchased	132	34	6	5	6
Corporate debentures	237	241	240	238	223
Total interest expense	1,865	1,848	2,097	1,822	1,589

Net interest income	37,620	36,171	35,250	31,257	28,193
Provision (recovery) for loan losses	1,642	18	955	(106)	(41)
Net interest income after loan loss provision	35,978	36,153	34,295	31,363	28,234

Non interest income (see page 16)	9,081	7,535	6,559	6,372	5,760

Non interest expense:
Salaries, wages and employee benefits	19,580	18,710	18,799	17,185	15,681
Occupancy expense	2,445	2,686	3,038	2,479	1,960
Depreciation of premises and equipment	1,433	1,483	1,542	1,563	1,478
Data processing expense	1,330	1,466	1,673	1,306	1,039
Legal, audit and other professional fees	735	816	1,099	1,376	775
Amortization of intangibles	666	694	699	515	376
Credit related expense (see page 17)	50	299	624	1,239	523
FDIC credit related expenses (see page 17)	(567)	369	(209)	1,136	1,301
Merger and acquisition related expenses	---	848	3,450	4,897	2,347
Branch closure and efficiency initiatives	---	(417)	(6)	29	3,158
Impairment/sales bank property held for sale, net	641	---	---	---	---
Lease termination recovery	(597)	---	---	---	---
All other expenses	4,887	5,137	4,825	4,428	3,765
Total non interest expenses	30,603	32,091	35,534	36,153	32,403

Income before provision for income taxes	14,456	11,597	5,320	1,582	1,591
Provision for income taxes	5,308	4,316	1,727	545	538
Net income	$9,148	$7,281	$3,593	$1,037	$1,053

Earnings per share (diluted)	$0.20	$0.16	$0.08	$0.03	$0.03

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Correspondent banking and capital markets division (1)	$ 5,694	$ 4,876	$ 4,184	$ 4,192	$ 3,148
Other correspondent banking related revenue (2)	1,106	919	958	1,093	783
Wealth management related revenue	970	925	993	1,104	1,217
Service charges on deposit accounts	2,261	2,451	2,496	2,333	2,262
Debit, prepaid, ATM and merchant card related fees	1,701	1,637	1,612	1,495	1,506
BOLI income	593	608	451	356	352
Other service charges and fees	439	638	605	338	409
Gain on sale of securities available for sale	---	---	---	46	---
Subtotal	$12,764	$12,054	$11,299	$10,957	$9,677
FDIC indemnification asset – amortization (see explanation below)	(4,350)	(5,599)	(4,953)	(5,006)	(5,185)
FDIC indemnification income	667	1,080	213	421	1,268
Total non-interest income	$9,081	$7,535	$6,559	$6,372	$5,760

note 1:

Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.

note 2:

Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees.  The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio.  To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income.  This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation.  Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool.  The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income.  In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Employee salaries and wages	$14,535	$13,866	$14,966	$13,234	$11,873
Employee incentive/bonus compensation accrued	1,200	1,578	1,252	1,125	1,081
Employee equity based compensation expense	830	542	358	333	344
Deferred compensation expense	161	157	156	160	107
Health insurance and other employee benefits	1,330	1,556	1,349	1,180	987
Payroll taxes	1,403	785	1,005	913	1,120
401K employer contributions	435	319	345	374	360
Other employee related expenses	238	438	160	401	258
Incremental direct cost of loan origination	(552)	(531)	(792)	(535)	(449)
Total salaries, wages and employee benefits	19,580	18,710	18,799	17,185	15,681

(Gain) loss on sale of OREO	(547)	(126)	31	58	(30)
(Gain) loss on sale of FDIC covered OREO	(981)	(541)	(608)	321	107
Valuation write down of OREO	61	313	157	445	70
Valuation write down of FDIC covered OREO	328	703	172	440	950
(Gain) loss on repossessed assets other than real estate	(1)	11	17	19	(2)
Foreclosure and repossession related expenses	537	101	419	717	485
Foreclosure and repo expense, FDIC (note 1)	86	207	227	375	244
Total credit related expenses	(517)	668	415	2,375	1,824

Occupancy expense	2,445	2,686	3,038	2,479	1,960
Depreciation of premises and equipment	1,433	1,483	1,542	1,563	1,478
Supplies, stationary and printing	365	383	375	334	227
Marketing expenses	538	746	746	619	620
Data processing expenses	1,330	1,466	1,673	1,306	1,039
Legal, auditing and other professional fees	735	816	1,099	1,376	775
Bank regulatory related expenses	910	909	916	753	631
Postage and delivery	368	394	386	365	268
ATM and debit card related expenses	433	510	466	468	474
Amortization of intangibles	666	694	699	515	376
Internet and telephone banking	534	493	412	415	378
Correspondent account and Federal Reserve charges	168	163	191	152	135
Conferences, seminars, education and training	117	132	79	98	100
Director fees	179	244	147	95	115
Travel expenses	84	99	126	106	65
Other expenses	1,191	1,064	981	1,023	752
Subtotal	30,559	31,660	32,090	31,227	26,898
Impairment/sales bank property held for sale	641	---	---	---	---
Lease termination recovery	(597)	---	---	---	---
Merger and acquisition related expenses	---	848	3,450	4,897	2,347
Branch closure and efficiency initiatives	---	(417)	(6)	29	3,158
Total non- interest expense	$30,603	$32,091	$35,534	$36,153	$32,403

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income.  Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance.  The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures. All amounts are in thousands except per share data (unaudited):

	1Q15	4Q14	1Q14

Interest income, as reported (GAAP)	$39,485	$38,019	$29,782
tax equivalent adjustments	424	381	404
Interest income (tax equivalent)	$39,909	$38,400	$30,186

Net interest income, as reported (GAAP)	$37,620	$36,171	$28,193
tax equivalent adjustments	424	381	404
Net interest income (tax equivalent)	$38,044	$36,552	$28,597

	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Total stockholders' equity (GAAP)	$463,065	$452,477	$442,362	$439,458	$333,164
Goodwill	(76,739)	(76,739)	(76,981)	(76,981)	(76,440)
Core deposit intangible	(13,789)	(14,417)	(15,068)	(15,724)	(8,800)
Trust intangible	(946)	(984)	(1,027)	(1,070)	(1,113)
Tangible common equity	$371,591	$360,337	$349,286	$345,683	$246,811

	1Q15	4Q14	3Q14	2Q14	1Q14
Net income (GAAP)	$9,148	$7,281	$3,593	$1,037	$1,053
Exclude gain on sale of AFS securities	---	---	---	(46)	---
Add back merger and acquisition
related expenses	---	848	3,450	4,897	2,347
Add back branch closure and
efficiency initiatives	---	(417)	(6)	29	3,158
Add back impairment/sales relating to
bank property held for sale, net	641	---	---	---	---
Subtract lease termination recovery	(597)	---	---	---	---
Tax effected using the effective tax
rate for the period presented	(16)	(161)	(1,118)	(1,680)	(1,862)
Net operating income	$9,176	$7,551	$5,919	$4,237	$4,696
Average diluted shares outstanding
during the period presented	45,658	45,698	45,413	39,051	34,863
Net operating income per share	$0.20	$0.17	$0.13	$0.11	$0.13

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company whose single subsidiary bank operates 58 full service branch banking locations in 20 counties throughout Florida.  Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers, the Company also operates a correspondent banking and bond sales division.  The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina.  The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014, and otherwise in our SEC reports and filings.